Lawson Products, Inc. Announces Fourth Quarter and Full Year 2009 Results

DES PLAINES, Ill.—(BUSINESS WIRE)—February 25, 2010—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of products and services to the MRO and OEM marketplaces, today announced fourth quarter and full year results for the period ended December 31, 2009.

2009 Fourth Quarter and Full Year Summary:

•	Net sales were $89.3 million for the quarter, and $378.9 million for the full year;

•	Net loss per share was $0.02 in the fourth quarter, a $0.62 per share improvement from the $0.64 per share loss in the fourth quarter last year;

•	Cash provided by operations pre settlement payments was $25.9 million for the full year;

•	At December 31, 2009, cash on hand was $8.8 million with no debt outstanding;

•	During the quarter, the Company continued to strengthen its senior leadership team with the hiring of a new CFO, Ron Knutson, and the promotion of Harry Dochelli to COO.

Fourth Quarter Results:

Net sales for the fourth quarter of 2009 were $89.3 million, a 16.4% decrease compared to net sales of $106.8 million for the prior year period, reflecting continued weakness in the economy. Gross profit decreased to $51.3 million in the most recent quarter, a $9.0 million decline from the prior year fourth quarter. However, gross profit margin for the fourth quarter of 2009 increased to 57.5% compared to 56.5% for the same period a year ago. The margin improvement was primarily due to improved pricing in the OEM segment and an increase in the proportion of total sales generated by the higher margin MRO segment. Selling, general and administrative expenses decreased by 13.7% to $52.8 million as compared to $61.2 million in the fourth quarter 2008, primarily from lower commissions and cost control initiatives.

The operating loss for the fourth quarter of 2009 was $2.9 million compared to an operating loss of $4.8 million in 2008. These results included charges of $1.3 million for impairment of long-lived assets in the fourth quarter of 2009 and a $2.3 million for impairment of goodwill in the fourth quarter of 2008. The Company reported a net loss of $0.1 million or $0.02 per share in the fourth quarter of 2009 compared to a loss of $5.4 million or $0.64 per share a year ago.

Full Year 2009 Results:

Net sales for the year ended December 31, 2009, were $378.9 million, a 21.9% decrease compared to net sales of $485.2 million in 2008. Gross profit decreased to $217.8 million for the year ended 2009, a $61.2 million decline from 2008. Gross profit as a percent of sales remained constant at 57.5% for the full years of 2009 and 2008.

The operating loss for the year ended December 31, 2009 was $5.6 million compared to a loss of $20.2 million in 2008. Settlement and related costs, severance, asset impairments and unclaimed property charges, totaled $8.3 million in 2009 and $43.1 million in 2008. Excluding the effect of these charges, adjusted non-GAAP operating income for 2009 was $2.7 million as compared to adjusted non-GAAP operating income of $22.9 million in 2008. The Company reported a net loss of $2.7 million or $0.32 per share of common stock in 2009, compared to a net loss of $27.6 million or $3.24 per share in 2008.

Thomas Neri, President and Chief Executive Officer commented, “2009 proved to be a very challenging environment for the entire industry. However, I’m very proud of the early and decisive actions our team took to mitigate the impact that this economic climate has had on our business. Our ability to hold gross margins and generate free cash flow will provide Lawson with a significant opportunity to continue to build a platform for success. Our cost containment initiatives allowed us to make strategic investments that will be critical for Lawson to drive future growth.

During the year, we began work on three major strategic initiatives: restructuring our sales force, optimizing our distribution network and replacing our legacy information systems with a best-in-class Enterprise Resource Planning (“ERP”) system. We believe, over the next two years, these initiatives will transform our business and will significantly enhance our ability to serve our customers and compete more effectively in our marketplace. In addition, during 2009, we added talent to our senior executive team and invested in our sales organization. We feel that we now have the right team in place to execute on our long-term strategy.”

About Lawson Products, Inc.
Lawson Products, headquartered in Des Plaines, IL, is a North American distributor of products and services to the industrial, commercial, governmental and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2009 Form 10-K filed on February 25, 2010. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except		per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$89,342	$106,825	$378,881	$485,207
Cost of goods sold	37,998	46,488	161,104	206,209

Gross profit	51,344	60,337	217,777	278,998

Operating expenses:
Selling, general and administrative expenses	52,756	61,150	215,123	256,060
Severance and other	198	1,635	6,820	9,252
Settlement and related costs	40	104	154	31,666
Impairment of long-lived assets	1,267	—	1,267	—
Impairment of goodwill	—	2,251	—	2,251

Operating loss	(2,917)	(4,803)	(5,587)	(20,231)

Other expense, net	(562)	(107)	(150)	(469)

Loss from continuing operations before income taxes	(3,479)	(4,910)	(5,737)	(20,700)

Income tax expense (benefit)	(3,365)	507	(3,121)	6,360

Loss from continuing operations	(114)	(5,417)	(2,616)	(27,060)

Loss from discontinued operations, net of income taxes	(24)	(8)	(120)	(571)

Net loss	$(138)	$(5,425)	$(2,736)	$(27,631)

Basic and diluted loss per share of common stock:
Continuing operations	$(0.01)	$(0.64)	$(0.31)	$(3.18)
Discontinued operations	(0.01)	—	(0.01)	(0.06)

	$(0.02)	$(0.64)	$(0.32)	$(3.24)

Cash dividends declared per share of common stock	$0.06	$0.20	$0.18	$0.80

Weighted average shares outstanding:	8,522	8,522	8,522	8,522

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$8,787	$4,300
Accounts receivable, less allowance for doubtful accounts	39,804	48,634
Inventories	73,696	86,435
Miscellaneous receivables and prepaid expenses	10,423	12,039
Deferred income taxes	4,819	6,127
Property held for sale	332	—
Discontinued current assets	459	296

Total current assets	138,320	157,831

Property, plant and equipment, less accumulated depreciation and amortization	40,576	47,783
Cash value of life insurance	17,021	17,970
Deferred income taxes	15,249	18,159
Goodwill	27,957	25,748
Other	2,524	3,732

Total assets	$241,647	$271,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,968	$20,078
Settlement payable – current	10,000	10,000
Accrued expenses and other liabilities	33,272	38,209
Discontinued current liabilities	—	53

Total current liabilities	63,240	68,340

Revolving line of credit	—	7,700
Security bonus plans	25,931	25,312
Deferred compensation	10,374	9,379
Settlement payable — noncurrent	—	10,000
Other	5,456	11,748

	41,761	64,139

Total Stockholders’ Equity	136,646	138,744

Total liabilities and stockholders’ equity	$241,647	$271,223

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and twelve months ended December 31, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
	(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating loss, as reported per GAAP	$(2,917)	$(4,803)	$(5,587)	$(20,231)
Severance and other	198	1,635	6,820	5,302
Settlement penalty and related costs (1)	40	104	154	31,666
Impairment of long-lived assets	1,267	—	1,267	—
Impairment of goodwill	—	2,251	—	2,251
Unclaimed property charges (2)	—	—	—	3,950

Adjusted non-GAAP operating income (loss)	$(1,412)	$(813)	$2,654	$22,938

(1)	Provision for penalties in connection with the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois and other related expenses.

(2)	Unclaimed property charges relate primarily to years prior to 2003.

TABLE 2 – RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET CASH PROVIDED BY
OPERATING ACTIVITIES BEFORE SETTLEMENT PAYMENT
(Amounts in thousands)
(Unaudited)
	Three Months Ended	Year Ended
	December 31, 2009	December 31, 2009

Net cash provided by (used in) operating activities per GAAP	$(1,120)	$15,944
Settlement payment (3)	5,000	10,000

Adjusted non-GAAP net cash provided by operating activities before settlement payment	$3,880	$25,944

(3)	Payments made in connection with the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

Contact: Lawson Products, Inc.
Ronald J. Knutson
847-827-9666, ext. 2665